Exhibit 99.3

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $0.05 SEMIANNUAL CASH DIVIDEND

Newport Beach, CA – March 10, 2008 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors declared a cash dividend of $0.05 per share. The dividend will be distributed on April 15, 2008 to shareholders of record as of March 31, 2008.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased to declare this dividend, which reflects management’s and the Board’s continued confidence in American Vanguard’s long-term prospects as well as our continued commitment to share the Company’s performance with shareholders.”

Five-year Historical Cash Dividends

Year	April(1)	October(1)	Total(1)
2007	$0.040	$0.030	$0.070
2006	$0.053	$0.030	$0.083
2005	$0.041	$0.023	$0.064
2004	$0.030	$0.019	$0.049
2003	$0.022	$0.013	$0.035

(1)	As adjusted for stock splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati (212) 836-9611
williamk@amvac-chemical.com		Lcati@equityny.com
Linda Latman (212) 836-0609
Llatman@equityny.com

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